Exhibit 3

NOTICE OF ANNUAL GENERAL MEETING OF UNITHOLDERS
To Be Held On
Wednesday, April 12, 2006

NOTICE IS HEREBY GIVEN that the annual general meeting (the "Meeting") of the holders (the "Unitholders") of trust units ("Trust Units") of ENERPLUS RESOURCES FUND (the "Fund") will be held in the Lecture Theatre at the Metropolitan Centre, 333 - 4th Avenue S.W., Calgary, Alberta on Wednesday, April 12, 2006 at 10:00 a.m. (Calgary time) for the following purposes:

1.	to receive the consolidated financial statements of the Fund for the year ended December 31, 2005, together with the auditors' report on those statements;

2.	to nominate the directors of EnerMark Inc.;

3.	to appoint the auditors of the Fund;

4.	to transact any other business which may properly come before the Meeting.

The specific details of the matters proposed to be put before the Meeting and the text of certain of the resolutions proposed are set forth in the Information Circular and Proxy Statement that accompanies this Notice.

Every registered holder of Trust Units at the close of business on February 22, 2006 is entitled to receive notice of and vote its Trust Units at the Meeting on the basis of one vote for each Trust Unit held. No person acquiring Trust Units after such date is entitled to vote at the Meeting or any adjournment thereof.

The quorum for this Meeting is two or more individuals present in person or by proxy representing at least 5% of the outstanding Trust Units.

If unable to attend the Meeting in person, Unitholders are requested to complete, sign, date and return the accompanying form of proxy or voting instruction form (each referred to as a "Form of Proxy") in the envelope provided, or vote by telephone or the internet in accordance with the instructions that may be included in the Form of Proxy. Non-registered Unitholders (being Unitholders who hold their Trust Units through brokerage accounts or other intermediaries) who wish to appear in person and vote at the Meeting must appoint themselves as proxy by inserting their name in the blank space provided on the Form of Proxy and returning the Form of Proxy in the envelope provided or by appointing themselves as proxy on the internet by following the instructions that may be included in the Form of Proxy. To be used at the Meeting, the Form of Proxy must be received (either directly or through a Unitholder's broker or other intermediary) by CIBC Mellon Trust Company at 200 Queen's Quay East, Unit #6, Toronto, Ontario, M5A 4K9, Attention: Proxy Department, not less than 24 hours (excluding Saturdays, Sundays or statutory holidays) before the Meeting or any adjournment(s) thereof. Further instructions with respect to attending the Meeting or voting by proxy are provided in the Form of Proxy and in the Information Circular and Proxy Statement accompanying this Notice.

Dated at Calgary, Alberta this 28th day of February, 2006.
By order of the Board of Directors of
ENERMARK INC., on behalf of
ENERPLUS RESOURCES FUND

"David A. McCoy"
David A. McCoy
Vice President, General Counsel
& Corporate Secretary